Exhibit 99.1

Company Contact:	Investor Relations Contacts:
Senesco Technologies, Inc.	Lippert/Heilshorn & Associates
Bruce Galton	Kim Sutton Golodetz
Chief Executive Officer	(kgolodetz@lhai.com)
(bgalton@senesco.com)	Anne Marie Fields
(732) 296-8400	(afields@lhai.com)
212-838-3777

REDUCED NEED FOR FERTILIZER IN SENESCO’S PLANTS; ENHANCED
GROWTH CHARACTERISTICS ALSO SHOWN

NEW BRUNSWICK, N.J. (March 15, 2006) – Senesco Technologies, Inc. (“Senesco” or the “Company”) (AMEX: SNT) announced today that the Company’s proprietary Factor 5A gene technology has a positive effect on plants grown in soil with low nutrient levels and in the absence of commercial fertilizer. The Senesco plants exhibited nearly three times the seed yield of unenhanced control plants under these conditions.

The Company tested its technology in Arabidopsis plants, a commonly used test plant which is closely related to the oilseed-bearing canola plant. Both Senesco’s plants and the control plants were grown in low-nutrient soil with no added commercial fertilizer. The Senesco plants grew faster and, at maturity, were substantially larger than the control plants that did not contain Senesco’s enhancement technology. In keeping with this more vigorous and rapid growth, the average seed yield for Senesco plants was approximately 160 mg per plant in comparison to only approximately 55 mg per plant for the control plants. This equates to an increase in seed yield of approximately 190%. Equally interesting is the finding that the Senesco plants grown in low-nutrient soil in the absence of commercial fertilizer produced more seed (approximately 16%) than control plants grown in the presence of optimum fertilizer.

Dr. John Thompson, Senesco’s Executive Vice President of Research and Development, commented, “These results could be of great significance for a variety of agronomic crops. Fertilizer is a sizeable input cost for crops such as corn, soy and canola. If plants can be grown in low nutrient soil there could be significant economic and environmental benefits with no sacrifice to yield.”

Based on these results, the Company is planning to repeat these experiments in agronomic crops.

About Senesco Technologies, Inc.

Senesco has initiated preclinical research to trigger or delay cell death in mammals (apoptosis) to determine if the technology is applicable in human medicine. Accelerating apoptosis may have applications to development of cancer treatments. Delaying apoptosis may have applications to certain diseases such as glaucoma, ischemia and arthritis, among others. Senesco takes its name from the scientific term for the aging of plant cells: senescence. The Company has developed technology that regulates the onset of cell death. Delaying cell breakdown in plants extends freshness after harvesting, while increasing crop yields, plant size and resistance to environmental stress for flowers, fruits and vegetables. In addition to its human health research programs, the Company believes that its technology can be used to develop superior strains of crops without any modification other than delaying natural plant senescence. Senesco has partnered with leading-edge companies engaged in agricultural biotechnology and earns research and development fees for applying its gene-regulating platform technology to enhance its partners’ products. Senesco is headquartered in New Brunswick, New Jersey.

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors, including, but not limited to: the development of the Company’s gene technology; the approval of the Company’s patent applications; the successful implementation of the Company’s research and development programs and joint ventures; the success of the Company’s license agreements; the acceptance by the market of the Company’s products; success of the Company’s preliminary studies and preclinical research; competition and the timing of projects and trends in future operating performance, as well as other factors expressed from time to time in the Company’s periodic filings with the Securities and Exchange Commission (the “SEC”). As a result, this press release should be read in conjunction with the Company’s periodic filings with the SEC. The forward-looking statements contained herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.